UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2006

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On October 31, 2006, Time Warner Telecom Inc., a Delaware corporation (the "Company"), completed its acquisition of Xspedius Communications, LLC, a Delaware limitd liability company ("Xspedius"). The transaction was completed pursuant to an Agreement and Plan of Merger, dated as of July 27, 2006 (the "Merger Agreement"), by and among the Company, XPD Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("Merger Sub"), Xspedius, Xspedius Management Co., LLC and Xspedius Holding Corp., and was effected through the merger (the "Merger") of Merger Sub with and into Xspedius. As a result of the Merger, Xspedius became a wholly owned subsidiary of the Company.

    Pursuant to the terms of the Merger Agreement, as consideration in the Merger, the Company issued 18,249,428 shares of Class A common stock, par value $0.01 per share, of the Company and paid $216 million in cash, including an adjustment for working capital, in the aggregate for all of the outstanding equity interests in Xspedius. From the cash consideration, approximately $51.4 million was used to satisfy existing indebtedness of Xspedius and its subsidiaries and, as a result, the Company assumed no debt in the transaction.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Concurrent with the closing of the acquisition of Xspedius, the Company's wholly owned subsidiary, Time Warner Telecom Holdings Inc. ("Holdings"), drew down $400 million, the balance of its $600 million secured Term Loan B credit facility maturing in January 2013, entered into on October 6, 2006. Holdings drew down $250 milion to fund the redemption, including the redemption fees and accrued interest, of Holdings' $240 million principal amount Second Priority Senior Secured Floating Rate Notes due 2011, to be paid on November 6, 2006, and $150 million to fund a portion of the cash consideration for the Merger.

    The Term Loan B is a secured obligation, on a first lien basis, of Holdings. The Term Loan B is guaranteed by the Company and its and Holdings' subsidiaries. Repayments of the Term Loan B are due quarterly in an amount equal to 1/4 of 1% of the outstanding principal amount on the last day of each quarter beginning March 31, 2007, and the balance is payable on January 7, 2013. Interest is computed based on a specified Eurodollar rate plus 2.0% to 2.25% and will be reset periodically and payable quarterly. Based on the Eurodollar rate in effect at October 31, 2006, the rate in effect for the Term Loan B was 7.57% and aggregate annual interest payments on $600 million of borrowings would be $45.4 million.

Item 8.01.    Other Events

On October 31, 2006, the Company issued a press release announcing the consummation of the transactions contemplated by the Merger Agreement. The foregoing description is qualified in its entirety by the text of the press release, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

    (a) Financial Statements of Business Acquired.

    In accordance with Item 9.01 (a)(4), the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K no later than January 16, 2007, the last business day within 71 calendar days after the required filing date for this Current Report.

    (d) Exhibits.

    See the Index of Exhibits attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: November 06, 2006	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated October 31, 2006